Exhibit 107

Calculation of Filing Fee Table

Form S-8

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock	Rules 457(c) and 457(h)	3,000,000 shares	$2.17	$6,510,000	0.00011020	$717.6
Total Offering Amounts					$6,510,000		$717.60
Total Fee Offsets							—
Net Fee Due							$717.60

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers securities that may from time to time be offered or issued in respect of this securities registered under this registration statement as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Paid herewith. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of our common stock, par value $0.00001 per share (the “Common Stock”) of Shuttle Pharmaceuticals Holdings, Inc. (the “Company”) on the Nasdaq Capital Markets on December 9, 2022.
(3)

Represents 3,000,000 shares of Common Stock reserved for issuance under the Shuttle Pharmaceuticals Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”). Any shares of Common Stock covered by an award under the Plan (or any portion of an award) that terminates, expires, or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock that may be issued under the Plan.